UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2016

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34921	20-2960116
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

One Main Street, Suite 800

Cambridge, MA 02142

(Address of principal executive offices)

Registrant’s telephone number, including area code: (617) 500-7867

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 19, 2016, Aegerion Pharmaceuticals, Inc. (the “Company”) entered into a Fifth Amendment to Lease (the “Lease Amendment”), with an effective date as of July 12, 2016, by and between the Company and RREEF America REIT II Corp. PPP (the “Landlord”), which amends the Lease, with an effective date as of January 1, 2011, by and between the Company and the Landlord, as such lease has been amended from time to time (as so amended, the “Original Lease,” and together with the Lease Amendment, the “Lease”). Under the Lease Amendment, the Company will vacate approximately 30,700 square feet of its office space at its headquarters in Cambridge, Massachusetts (the “Vacated Premises”) by September 1, 2016, contingent upon the Landlord’s re-leasing of the Vacated Premises. Under the terms of the Lease Amendment, the Company will pay to the Landlord a termination fee of $780,291.67, payable in five equal monthly installments on July 19, 2016, August 1, 2016, September 1, 2016, October 1, 2016 and November 1, 2016 (the “Termination Payments”). To the extent the Landlord is unable to re-lease the Vacated Premises prior to September 1, 2016, the Company’s obligations in respect of the Vacated Premises will be reinstated effective as of September 1, 2016 and the Landlord will return to the Company any portion of the Termination Payments previously paid.

The foregoing description of the terms of the Lease, including the Lease Amendment, does not purport to be complete and is qualified in its entirety by reference to the full text of the Original Lease, including all prior amendments thereto, which have been filed previously by the Company, and the Lease Amendment, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On July 20, 2016, the Company’s board of directors approved a strategic restructuring plan that includes the intent to withdraw lomitapide from the European Union and certain other global markets, and the elimination of approximately 28 positions worldwide, representing approximately 13% of the Company’s workforce.  Positions impacted are across all functions, which are being eliminated primarily as a result of the Company’s plans to withdraw lomitapide from the markets listed above. The Lease Amendment is a cost-reduction measure that is being entered into in connection with the restructuring plan (together, the “Strategic Restructuring”). The Company expects to complete the reduction in force during the third quarter of 2016, and to substantially complete the payment of employee separation and other material costs associated with the Strategic Restructuring by the second quarter of 2017. The Company expects to complete the withdrawal of lomitapide from the European Union and certain other global markets by the end of 2016, unless the Company earlier enters into ongoing supply and other arrangements with suitable partners on acceptable terms in such markets.

As a result of the Strategic Restructuring, the Company estimates that it will incur aggregate charges of approximately $3.9 to $4.4 million, of which approximately $2.5 to $3.0 million is related to employee separation costs and approximately $1.4 million is related to other one-time charges. The Company expects that approximately $3.4 to $3.9 million of the aggregate charges will result in future cash outlays.  The Company expects charges resulting from the Strategic Restructuring will be recorded primarily in the third quarter of 2016 and does not expect to record material charges in connection with the Company’s withdrawal of lomitapide from the European Union and certain other global markets thereafter.

On July 20, 2016, the Company issued a press release announcing the intent to withdraw lomitapide from the European Union and certain other global markets and the reduction in force, which is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2016, the Company and Martha Carter agreed that Ms. Carter would leave her position as Chief Regulatory Officer and Senior Vice President of the Company, effective July 20, 2016.  Ms. Carter will be paid severance compensation in accordance with the terms of her employment agreement providing for compensation in the event of a departure from the Company that is without “Cause” (as defined in the employment agreement).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

99.1                        Press Release dated July 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2016

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Benjamin Harshbarger
Benjamin Harshbarger
Acting General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 20, 2016.